Exhibit 10.2
FORM OF 2008 LONG-TERM INCENTIVE CASH AWARD AGREEMENT
Black Box Corporation, a Delaware corporation (the “Company”), hereby grants to the Team Member named below, pursuant to this 2008 Long-Term Incentive Cash Award Agreement (this “Agreement”), this 2008 Long-Term Incentive Cash Award (the “Award”), the value of which is related to and contingent upon the achievement of Cumulative Adjusted EBITDA (as defined below) relative to a predetermined Cumulative Adjusted EBITDA Target (as set forth in the following table).
1.	The Award is subject to all terms and conditions of this Agreement:

Name of Team Member:

Grant Date:	May 28, 2008

Cumulative Adjusted EBITDA Target:	$xxx million

Target Cash Award:	$

2.
Subject to the terms of this Agreement, contingent upon Cumulative Adjusted EBITDA achieving or exceeding 75% or more of the Cumulative Adjusted EBITDA Target, the value of the Award will be paid in cash after the Performance Period (as defined below) and on or before June 30, 2010, or if such day is not a business day, on the next succeeding business day (the “Payment Date”); provided, however, that if the Team Member’s employment is terminated prior to the Payment Date:

     (i) by reason of the Team Member’s death or Disability (as defined below), and prior to the forfeiture of such Award, the Team Member shall be entitled to receive only a prorated portion of the Award, to the extent earned pursuant to Section 3 hereof, based on the ratio of the number of complete months the Team Member is employed during the Performance Period to the total number of months in the Performance Period;
     (ii) by reason of the Team Member’s involuntary termination after the end of the Performance Period and prior to the Payment Date, the Team Member shall be entitled to receive the Award to the extent earned pursuant to Section 3 hereof; and
     (iii) for any reason other than death or Disability or involuntary termination after the end of the Performance Period and prior to the Payment Date, this Award shall be automatically cancelled and forfeited in its entirety without any further obligation on the part of the Company.

          For purposes of this Agreement, “Disability” has the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
3.
This Award represents a right to receive a percentage of the Target Cash Award (the amount of which is set forth in the table above) contingent upon Cumulative Adjusted EBITDA achieving the Cumulative Adjusted EBITDA Target, or a percentage thereof, as set forth in the chart below, if and only if: (i) the Cumulative Adjusted EBITDA is 75% or more of the Cumulative Adjusted EBITDA Target; and (ii) the Award has not been forfeited or otherwise cancelled prior to the Payment Date.

The value of each Award will depend upon the level of Cumulative Adjusted EBITDA as compared to the Cumulative Adjusted EBITDA Target as follows:

CUMULATIVE ADJUSTED EBITDA	AWARD VALUE
Below 75% of Cumulative Adjusted EBITDA Target =	$0.00
Equal to 75% of Cumulative Adjusted EBITDA Target =	$ (50% of Target Cash Award)
Equal to 100% of Cumulative Adjusted EBITDA Target =	$ (100% of Target Cash Award)
Equal to or greater than 120% of Cumulative Adjusted EBITDA Target =	$ (150% of Target Cash Award)

For Cumulative Adjusted EBITDA levels achieved greater than 75% and less than 100% of Cumulative Adjusted EBITDA Target, and greater than 100% and less than 120% of Cumulative Adjusted EBITDA target, the Award value will be determined based on straight-line interpolation.

For purposes of this Agreement, “Cumulative Adjusted EBITDA” means income before provision for income taxes plus interest, depreciation, amortization and stock compensation expense of the Company during the Performance Period. The “Performance Period” is the period beginning on April 1, 2008 and ending on March 31, 2010.

4.
In the event that a Change-in-Control (as defined below) occurs prior to the end of the Performance Period, if the Award described herein has not already been previously forfeited or cancelled, such Award shall become immediately payable at the Target Cash Award amount (and the Performance Period shall thereafter be deemed to have terminated). Payment of any amount payable pursuant to the preceding sentence will be made contemporaneous with the completion of the Change-in-Control. For purposes of this Agreement, “Change-in-Control” occurs if: (i) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (a) 50% or more of the combined voting power of the Company’s then-outstanding securities or (b) 25% or more but less than 50% of the combined voting power of the Company’s then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by the Board of Directors of the Company (the “Board”), (ii) at any time a majority of the members of the Board consists of individuals other than individuals who were nominated by members of the Board or (iii) the Board shall approve a sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

5.
Notices hereunder, if to the Company, shall be delivered to the Company’s General Counsel or mailed to the Company’s principal office, 1000 Park Drive, Lawrence, PA 15055 (or as subsequently designated by the Company), attention General Counsel, or, if to the Team Member, shall be delivered to the Team Member or mailed to his or her address as the same appears on the records of the Company.

6.	All decisions and interpretations relating to this Award (including the certification of the satisfaction of the performance goals and other material terms) or with regard to any question arising under this Agreement shall be made by the Compensation Committee of the Board (the “Committee”). All such decisions and interpretations shall be binding and conclusive on all persons. If any earned amount is not paid by the Payment Date due to administrative impracticability, such earned amount will be paid, without interest, as soon as administratively practicable thereafter.

7.
The Company shall have a right to withhold from any payment of cash to Team Member or other person under the Award an amount sufficient to cover any required withholding taxes, including Team Member’s social security and Medicare taxes (FICA), federal, state and local income tax or any other applicable taxes (“Taxes”), with respect to income arising from a cash payment under the Award. Team Member agrees that the Company may either withhold an appropriate amount of Taxes from any compensation or any other payment of any kind then payable or that may become payable to Team Member, or require Team Member to make a cash payment to the Company equal to the amount of Taxes required in the opinion of the Company.

8.
This Agreement shall not be deemed to give Team Member any right to continue to be employed by the Company, nor shall this Agreement be deemed to limit in any way the Company’s right to terminate the employment of the Team Member at any time.

9.	As a condition to the receipt by Team Member of any payment pursuant to this Agreement, Team Member agrees to provide assistance reasonably requested by the Company in connection with actions taken by or under the supervision of Team Member while employed by, or providing services to, the Company, including, but not limited to, assistance in connection with any lawsuits or other claims against the Company or in connection with any investigations arising from events during the period in which Team Member was employed or providing service.

10.	Neither the Award nor any right under the Award shall be assignable, alienable, saleable or transferable by Team Member otherwise than by will or by the laws of descent and distribution. Any cash payment with respect to the Award after the death of the Team Member shall be paid to Team Member’s estate. This Agreement shall be binding upon and inure to the benefit of the Company and Team Member and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Team Member and their respective heirs, representatives, successors and permitted assigns.

11.	The Company may amend, alter, suspend, discontinue or terminate this Agreement or the Award or any portion thereof at any time; provided, however, that, except as otherwise provided in this Agreement, no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the Team Member if such action would, in any material manner, adversely affect the rights of the Team Member under this Agreement.

12.	This Award is intended to be excepted from coverage under Section 409A of the Code (“Section 409A”) and shall be administered, interpreted and construed accordingly. Notwithstanding any provision to the contrary herein, the Company may, in its sole discretion and without the Team Member’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the payment of the Award or take any other action it deems necessary or advisable to cause this Award to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding the foregoing, the Team Member recognizes and acknowledges that Section 409A may impose upon the Team Member certain taxes or interest charges for which the Team Member is and shall remain solely responsible.

13.	This Award shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by the Award under this Plan. To the extent Team Member acquires a right to receive a cash payment under the Award, such right shall be no greater than the right of an unsecured general creditor of the Company.

14.	This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without giving effect to its choice of law provisions.

15.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

BLACK BOX CORPORATION

By:

Name:
Title:

TEAM MEMBER

Name:

ADDENDUM TO
FORM OF 2008 LONG-TERM INCENTIVE CASH AWARD AGREEMENT
Executive Officer Information
     As previously disclosed, on May 28, 2008, the Executive Officers of the Company received the following 2008 Long-Term Incentive Cash awards under this form of agreement: R. Terry Blakemore -- Target Cash Award of $1,200,000; Michael McAndrew -- Target Cash Award of $300,000; and Francis W. Wertheimber -- Target Cash Award of $150,000.